(Logo)

                         NATIONAL COMPUTER SYSTEMS, INC.




                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           MAY 25, 2000, at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 25, 2000, at 3:30 P.M., Central Daylight Savings Time, at the Hotel Sofitel, 5601 West 78th Street, Bloomington, Minnesota for the following purposes:

1. To elect a Board of Directors for the ensuing year.

2. To approve appointment of Ernst & Young LLP as auditors for the year ending February 3, 2001.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 2000, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 25, 2000

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    J. W. Fenton, Jr., Secretary


      STOCKHOLDERS WHO ARE UNABLE TO ATTEND THIS MEETING ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

                         NATIONAL COMPUTER SYSTEMS, INC.
                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                                 PROXY STATEMENT

The annual meeting of the stockholders of National Computer Systems, Inc. (NCS or the Company) will be held on Thursday, May 25, 2000, at 3:30 P.M., at the Hotel Sofitel, 5601 West 78th Street, Bloomington, Minnesota for the purposes set forth in the accompanying notice. These are the only matters the Board of Directors knows will be presented. The Board of Directors recommends that stockholders vote in favor of Items 1 and 2. Should any other matter properly come before the meeting, the named proxies intend to use their best judgment to vote on those matters.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 27, 2000, as the record date to determine the stockholders entitled to notice and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 32,453,001 shares of Common Stock. Each share is entitled to cast one vote on each proposal at the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the eight persons named below as directors and for approval of Ernst & Young LLP as the Company's auditors at the annual meeting. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority to vote shares on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote on such matters.

                              ELECTION OF DIRECTORS

At the meeting, the eight persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. Mr. Rando was elected as a director by the Board of Directors since the last annual meeting of stockholders. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is information about the nominees as of February 29, 2000. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees). The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

                                       Principal Occupation                                     Shares
                                               and                                Director   Beneficially    Percent of
     Name             Age              Business Experience                         Since        Owned       Outstanding
   --------           ---            -----------------------                      --------   ------------   -----------

William J. Cadogan ++  51  Chairman of the Board, President & Chief Executive      1998         3,500 (1)       *
                           Officer of ADC Telecommunications, Inc. (manu-
                           facturer, marketer and distributor of broadband
                           telecommunications equipment) for more than
                           five years.

David C. Cox++o        62  Retired since March, 1998.  Prior to that President     1983        43,182 (1)       *
                           & Chief Executive Officer of Cowles Media Company
                           (now McClatchy Newspapers, Inc.) for more than
                           five years.

Delores M. Etter+      52  Deputy Under Secretary of Defense for Science and       1998         3,000 (1)       *
                           Technology, U.S. Department of Defense since
                           June, 1998.  Prior to that Professor of Electrical and
                           Computer Engineering, University of Colorado, Boulder
                           for more than five years.

Russell A. Gullotti    57  Chairman of the Board, President & Chief Executive      1994       388,229 (2)       1.2%
                           Officer of NCS since May, 1995. President & Chief
                           Executive Officer from  October,  1994  to May, 1995.

Jean B. Keffeler+      54  Private investor since 1995.  Business and              1993        26,886 (1)       *
                           management consultant since March, 1991.
                           Prior to that held various executive positions in
                           the corporate and public sectors.

John J. Rando++        48  Chairman of the Board of @Stake, Inc. (information      1999         4,399 (1)       *
                           technology consulting) and ecora.com (information
                           technology knowledge management) since January,
                           2000.  Partner and Advisor of NewcoGen Group,
                           LLC since  November,  1999.  Prior to that Senior
                           Vice  President,  Group General Manager of Compaq
                           Computer  Corporation  from  June,  1998 to July,
                           1999, and previously Senior Vice President, Group
                           General Manager of Digital Equipment  Corporation
                           for more than five years.

Stephen G. Shank+o     56  Chairman of the Board, President & Chief Executive      1985        30,541 (1)       *
                           Officer of Capella Education Company (accredited on-
                           line university) since September, 1998. Prior to that
                           President and Chief Executive  Officer of Capella
                           for more than five years.

John E. Steuri++o      60  Chairman of Advanced Thermal Technologies, Inc.         1991        35,011 (1)       *
                           (commercial air quality and dehumidification systems)
                           since December, 1996. Prior to June, 1996, Chairman
                           & Chief Executive Officer of ALLTEL Information
                           Services, Inc. (information processing management,
                           outsourcing services and application software)
                           for more than five years.

                                +     Member of Audit Committee
                               ++     Member of Compensation Committee
                                o     Member of Governance Committee

                           *    Less than 1%.




(1) The shares listed for Directors Cadogan, Cox, Etter, Keffeler, Shank and Steuri include 3,500, 25,500, 3,000, 17,500, 23,500 and 13,500 shares, respectively, which may be acquired within 60 days upon exercise of outstanding stock options.

       The shares listed for Directors Cox, Keffeler, Rando, Shank and Steuri also include 3,282, 1,456, 199, 2,389 and 3,411 shares, respectively, accrued pursuant to the National Computer Systems, Inc. Directors' Deferred Compensation Plan (Deferred Compensation Plan). The Deferred Compensation Plan became effective February 1, 1997, and allows directors to defer payment of fees until future dates with payout to be in the form of cash or NCS Common Stock.

(2) Shares listed for Mr. Gullotti include 161,200 shares which may be acquired within 60 days upon exercise of outstanding stock options and 1,306 shares allocated to him pursuant to the NCS Employee Stock Ownership Plan (ESOP).


Mr. Cadogan is also a director of Pentair, Inc., Ceridian Corporation and ADC Telecommunications, Inc.; Mr. Cox is also a director of ReliaStar Financial Corp. and Tennant Company; Mr. Gullotti is also a director of GenRad, Inc. and MTS Systems Corporation; Ms. Keffeler is also a director of four investment companies advised by American Express Financial Corporation; Mr. Rando is also a director of Banyan Systems Incorporated and Yankee Energy Systems, Inc.; Mr. Shank is also a director of Polaris Industries, Inc.; and Mr. Steuri is also a director of Superior Financial Corporation and a trustee of Northwestern Mutual Life Insurance Company.

The Board of Directors held five meetings during the fiscal year ended January 29, 2000 (fiscal 1999). All Board committees are comprised of only outside directors. The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit Committee held four meetings. The Compensation Committee of the Board of Directors determines compensation to be paid to senior executive officers and reviews the Company's compensation and personnel processes and programs. During fiscal 1999, the
Compensation Committee held four meetings. The Governance Committee assesses Board effectiveness, recommends the slate of Board nominees, recommends candidates to fill Board vacancies and recommends corporate governance policies and practices. The Governance Committee held two meetings in fiscal 1999. During fiscal 1999, each incumbent director attended 75% or more of all Board of Directors meetings and meetings of Board committees on which each served, except Mr. Cadogan attended three of five Board Meetings and Mr. Cox attended one of two Governance Committee meetings.

Outside directors receive fees of $3,000 per quarter ($3,750 for Committee Chairpersons) and participation fees of $1,250 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting day.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS is automatically granted, each time that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 3,500 shares of Common Stock. During fiscal 1999, all non-employee directors as a group were granted options to purchase 21,000 shares at a per share option exercise price of $32.56. During fiscal 1999, 30,000 shares were exercised at an average exercise price of $7.15.

Mr. Shank is a director of and owns a 42% equity interest in Capella Education Company (Capella). In September, 1997, Capella acquired Aprisa Multimedia, Inc. (Aprisa), a company in which NCS owned a minority equity interest. As consideration for the purchase of NCS' Aprisa shares, Capella issued Class C Preferred Stock of Capella, with a redemption value of $165,000 and mandatory redemption in 2000, to NCS. In June, 1998, NCS acquired 1,022,222 shares (19% of voting shares outstanding) of Class D Convertible Preferred Shares of Capella for $4,600,000.



                       APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at the annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending February 3, 2001.

Ernst & Young LLP has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders on May 25, 2000, and will be offered the opportunity to make a statement if he or she desires to do that and will be available to respond to appropriate questions.

                    OWNERSHIP OF NCS COMMON STOCK BY CERTAIN
                    BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table below and all directors and executive officers as a group as of February 29, 2000, is shown below. Except as otherwise indicated, the stockholders listed in the table below have sole voting power and investment power with respect to the Common Stock owned by them.

                                      Shares
                                   Beneficially               Percent of
   Name and Address                   Owned                   Outstanding
------------------------           ------------               -----------

Kopp Investment Advisors, Inc.      2,371,525  (1)               7.3 %
7701 France Avenue South
Edina, MN 55435

FMR Corp.                           2,000,100  (2)               6.2 %
82 Devonshire Street
Boston, MA 02109

Russell A. Gullotti                   388,229  (3)               1.2 %
Clive M. Hay-Smith                     71,022  (4)                *
Michael A. Morache                     51,841  (5)                *
David W. Smith                         99,485  (6)                *
Jeffrey W. Taylor                     109,925  (7)                *

All Directors and Executive
 Officers as a Group (18 persons)   1,196,201  (8)               3.7 %

*  Less than 1%


(1) Kopp Investment Advisors, Inc. is a wholly owned subsidiary of Kopp Holding Company, which is wholly owned by LeRoy C. Kopp. Kopp Investment Advisors, Inc. has sole voting power with respect to 443,200 shares, sole investment power with respect to 250,000 shares and shared investment power with respect to 2,121,525 shares.

(2) Includes 1,727,500, 231,700 and 40,900 shares beneficially owned by Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited, respectively. Each of these entities is a wholly owned subsidiary of FMR Corp. Of the total shares reported, FMR Corp. has sole investment power with respect to 2,000,100 shares and sole voting power with respect to 272,600 shares. Members of the family of Edward C. Johnson may be deemed a controlling group with respect to FMR Corp.

(3) Shares listed for Mr. Gullotti include 1,306 shares allocated to him pursuant to the ESOP and 161,200 shares which may be acquired within 60 days upon exercise of outstanding stock options.

(4) The shares listed for Mr. Hay-Smith include 54,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

(5) The shares listed for Mr. Morache include 741 shares allocated to him pursuant to the ESOP and 47,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

(6) The shares listed for Mr. Smith include 2,994 shares allocated to him pursuant to the ESOP and 59,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

(7) The shares listed for Mr. Taylor include 2,758 shares allocated to him pursuant to the ESOP and 59,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

(8) Includes 20,071 shares allocated pursuant to the ESOP and 624,100 shares that may be acquired within 60 days upon exercise of outstanding stock options.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed entirely of outside directors who review the Company's executive compensation processes and programs. They approve and make recommendations with regard to those processes and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and the other senior executive officers of the Company. The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
-    Support the goal of increasing stockholder value,
- Provide compensation that will attract, motivate and retain superior talent and reward performance, and
- Align each executive officer's interests with the success of the Company by making a portion of compensation dependent on business unit and/or corporate revenue and earnings growth.

The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with comparably-sized companies nationwide. National compensation survey data is obtained from four major management consulting firms and industry associations. One survey utilized consists of information regarding companies in the computer, electronics, communications, software and related services industries. Other surveys consist of data from companies of comparable size in a variety of industries. Actual total compensation levels for senior executive officers may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options and performance-based cash awards; and other various benefits including 401(k), supplemental deferred compensation and health benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to other comparable companies as described above. Generally, it is intended that base salary levels will result in annual cash compensation in the 50th to 75th percentile of amounts paid for similar job functions at comparable companies nationwide. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Incentive Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key senior managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses based on the achievement of the Company's financial goals, business units' goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate or business unit revenue and earnings goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonus compensation in the 50th to 75th percentile of amounts paid for comparable job functions at the other companies as described above. The Compensation Committee also gives consideration to issues which it deems specific to the Company. During fiscal 1999, bonuses were accrued under the MIP for the Company's executive officers based on achievement of corporate and business unit revenue and earnings goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance significantly exceeds established performance goals. In fiscal 1999, the Company did not grant any of these one-time bonuses to the executive officers named in the Summary Compensation Table below.

Stock Option and Long-Term Incentive Programs

The Company's stock option plans and its Long-Term Incentive Plan (L-TIP) are the Company's extended term incentive programs for executive officers. The objectives of the plans are to promote the long-term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the long-term incentive program enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock to help ensure an on-going alignment with stockholder interests.

The Company's stock option plans are administered by the Compensation Committee. Stock options for executive officers are granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 63 and 120 month terms and vest at the rate of 20% after 12, 24, 36, 48 and 60 months. The option amounts to be granted to executive officers are determined using relevant compensation survey data, consideration of the value of the Company's Common Stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

Under the L-TIP awards made in fiscal 1999, stock options for executive officers were granted at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 72-month terms and vest 100% in August, 2004. Full or partial vesting may be accelerated if prescribed cumulative total earnings per share (EPS) amounts during the three fiscal years ending February 2, 2002 are achieved. Based on EPS results, the number of option shares subject to accelerated vesting is determined. The result is then modified by a factor of 80% to 120% depending on the average of the last trade price of NCS Common Stock as reported by The Nasdaq Stock Market(R) for each day during the 20 business days beginning the day following the public release of NCS' financial results for the fiscal year ending February 2, 2002. The total calculated number of option shares cannot exceed the number of stock options awarded.

In fiscal 1999, the executive officers were also granted conditional cash bonus awards under the L-TIP. These awards included two elements: an annual component and a long-term component. The annual cash compensation component was based on achievement of prescribed minimum EPS for the fiscal year ending January 29, 2000. If the annual prescribed minimum EPS amount had not been achieved, the annual cash bonus would have been lost. For the year ending January 29, 2000, the annual EPS goal was achieved, and a cash bonus payment equal to 10% of base salary was made subsequent to year end. The long-term component provides for a cash bonus payment when the formula for the three fiscal years ending February 2, 2002 would result in the calculated number of option shares to be in excess of 100% of the stock options granted. To determine the amount of the bonus, the excess number of shares is multiplied by the difference between the average last trade price for the 20 business days described in the preceeding paragraph and the fair market value on the date of grant of the award.

The L-TIP awards were granted to eligible executive officers based on compensation survey data, anticipated growth in the value of the Company's Common Stock and competitive employment factors at the time of award. Vesting in the shares awarded and the cash awards are contingent on continued employment.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan, a supplemental deferred compensation plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Gullotti's annual base salary is $510,000 which, when added to potential performance based compensation, was an amount the Compensation Committee determined to be marketplace competitive and to result in compensation in the same range as similar amounts paid to chief executive officers by the comparable companies described above. During fiscal 1999, a bonus of $650,000 ($599,000 under the MIP based on achieving maximum goals for revenue and earnings and exceeding personal goals and $51,000 under the L-TIP) was accrued for Mr. Gullotti. Mr. Gullotti was granted options during the year to purchase 70,000 shares of the Company's Common Stock (45,000 under an employee stock option plan and 25,000 under the L-TIP). The Compensation Committee determined the size of the options granted in the same manner as described above for other executive officers.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the Code) should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The NCS employee stock option plans and the L-TIP comply with Section 162(m) so that compensation relating to stock options granted under the plans will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Company has adopted a policy with respect to IRS Code Section 162(m) whereby cash compensation exceeding 162(m) limitations must be deferred to the Company's Supplemental Deferred Compensation Plan.


David C. Cox, Chairman     William J. Cadogan    John J. Rando   John E. Steuri
Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four next most highly compensated executive officers of the Company.


                                               Annual Compensation                  Long-Term Compensation
                                    __________________________________________     ________________________
                                                                        Other      Restricted   Securities
                                                                       Annual        Stock        Under-            All Other
                                    Fiscal                             Compen-       Awards        lying           Compensation
Name and Principal Position          Year      Salary     Bonus(1)     sation       ($)  (2)      Options        ESP(3)     ESOP(3)
___________________________         ______     ______     ________     _______     __________   __________       ______     _______

Russell A. Gullotti, Chairman,       1999     $496,372    $650,000     $1,395      $        0       70,000       $4,941     $6,721
  President and Chief                1998      478,333     525,000          0       1,054,688       77,000        5,167      9,740
  Executive Officer (4)              1997      440,000     481,000        958       2,078,906      147,200        4,800      5,031

Clive M. Hay-Smith                   1999      215,255     161,298          0               0       19,500            0          0
   Vice President                    1998      198,676     145,839          0               0       21,200            0          0
                                     1997      178,901     130,922          0               0       44,800            0          0

Michael A. Morache                   1999      221,891     200,100      2,723               0       20,000        5,013      6,721
   Vice President                    1998      204,167     160,166          0               0       22,200        5,043      9,740
                                     1997      187,500     139,203          0               0       46,200        4,433      4,893

David W. Smith                       1999      226,465     179,773      1,237               0       20,000        5,020      6,721
   Vice President                    1998      207,500     136,910      1,260               0       22,200        5,044      9,740
                                     1997      191,250     118,756      1,217               0       47,600        4,794      5,514

Jeffrey W. Taylor, Vice              1999      221,891     200,100          0               0       19,000        5,015      6,721
  President and Chief                1998      205,000     140,243          0               0       21,000        5,035      9,740
  Financial Officer                  1997      191,750     127,725          0               0       44,800        4,788      5,445



(1) Executive officers participate in the Company's MIP and L-TIP. Under these plans, cash incentive payments are made based on NCS' financial performance, business unit performance and individual performance criteria and the officer's base salary, following the fiscal year end. Based on the Company's fiscal 1999 financial performance, annual cash awards under the L-TIP of $51,000, $21,951, $23,000, $23,500 and $23,000 were accrued for
     Messrs. Gullotti, Hay-Smith, Morache, Smith and Taylor, respectively. The remainder of the bonus amounts were accrued under the MIP. Incentive payment amounts are shown in the fiscal year accrued.

(2) The value of the restricted stock award shown in the table above is determined by multiplying the fair market value of the Company's Common Stock on the date of award by the number of shares awarded.

(3) Compensation reported represents Company contributions under the NCS 401(k) Employees Savings Plan (ESP) and the NCS Employee Stock Ownership Plan
     (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on the last day of the Plan year.

(4) The Company has provided Mr. Gullotti with a supplemental executive retirement plan (SERP) which, on retirement at age 65, would provide an annual benefit of $75,000. Reduced amounts would be paid on retirement between ages 55 and 65. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company. NCS has agreed with Mr. Gullotti that if his employment with the Company is involuntarily terminated without cause, he will receive a severance package equal to two years base salary and bonus amounts.


The Company has entered into severance agreements with Messrs. Gullotti, Hay-Smith, Morache, Smith and Taylor. Pursuant to such agreements, each would receive a payment equal to twice his annual salary and bonus amounts plus excise tax imposed on the payment in the event he is terminated following a "change in control" of the Company (as defined in the agreements). In such event, any stock options or restricted stock awards granted to the executive officer would be immediately vested in full. The agreements, except for Mr. Gullotti's agreement, are terminable on each January 31 upon six months prior notice by the Company.

                                  STOCK OPTIONS

The following tables summarize option grants and exercises during fiscal 1999 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1999.


                          Option Grants in Fiscal 1999


                                      Individual Grants
                        ________________________________________________
                           # of     % of Total                                       Potential Realizable Value
                        Securities    Options     Exercise                     at Assumed Annual Rates of Stock Price
                        Underlying   Granted to   or Base                         Appreciation for Option Term (3)
                         Options    Employees in   Price      Expiration       ______________________________________
     Name                Granted    Fiscal 1999    ($/Sh)        Date           0%           5%              10%
    _____               __________  ____________  ________    __________       ___          ___             ____

 Russell A. Gullotti     25,000 (1)     4  %       $32.63       3/02/05         0         $277,433      $  629,401
                         45,000 (2)     7           32.56       5/27/09         0          921,456       2,335,151
 Clive M. Hay-Smith       8,000 (1)     1           32.63       3/02/05         0           88,779         201,408
                         11,500 (2)     2           32.56       5/27/09         0          235,483         596,761
 Michael A. Morache       8,000 (1)     1           32.63       3/02/05         0           88,779         201,408
                         12,000 (2)     2           32.56       5/27/09         0          245,722         622,707
 David W. Smith           8,000 (1)     1           32.63       3/02/05         0           88,779         201,408
                         12,000 (2)     2           32.56       5/27/09         0          245,722         622,707
 Jeffrey W. Taylor        7,500 (1)     1           32.63       3/02/05         0           83,230         188,820
                         11,500 (2)     2           32.56       5/27/09         0          235,483         596,761



(1) Options were awarded in fiscal 1999 under an L-TIP and vest in accordance with the discussion set forth in the Compensation Committee's Report on Executive Compensation.

(2) Options were issued under the Company's employee stock option plans and vest at the rate of 20% after 12, 24, 36, 48 and 60 months.

(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission
     (SEC) and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.


                 Aggregated Option Exercises in Fiscal 1999 and
                     Value of Options at End of Fiscal 1999


                                                           Number of                     Value of
                          Number of                  Securities Underlying            Unexercised In-
                           Shares                     Unexercised Options            the-Money Options
                          Acquired    Value                at End of                     at End of
                             on      Realized             Fiscal 1999                   Fiscal 1999
                          Exercise     (1)         Exercisable/Unexercisable  Exercisable/Unexercisable (1)
                          ________   ________      _________________________  _____________________________

Russell A. Gullotti        88,000   $2,776,200         64,000 /  302,200         $1,441,400 / $5,208,538
Clive M. Hay-Smith          6,000      151,095         27,400 /   85,100            657,277 /  1,471,135
Michael A. Morache              0            0         19,000 /   85,400            432,664 /  1,453,732
David W. Smith              7,200      197,100         30,200 /   89,600            731,252 /  1,559,836
Jeffrey W. Taylor           4,000      109,500         32,200 /   85,600            786,077 /  1,495,281



(1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1999, minus the exercise price.

                          COMPARABLE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices
(CRSP), University of Chicago, Index for Nasdaq Computer and Data Processing Stocks (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1995 and reinvestment of all dividends).


GRAPH PLOTTED TO THE FOLLOWING POINTS:

               1/95        1/96        1/97        1/98       1/99       1/00
              -----       -----       -----       -----      -----      -----

NCS           100.0       131.0       160.7       228.0      513.2      486.7

Nasdaq (1)    100.0       154.3       209.9       254.3      510.9      807.6

S&P 500 (2)   100.0       138.8       175.6       223.1      296.6      318.9




------------------------

(1) The Index for Nasdaq Computer and Data Processing Stocks (SIC 737) is maintained by CRSP.

(2)  Total return calculations for the S&P 500 Index were performed by CRSP.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 29, 2000, all executive officers, directors and greater than ten-percent beneficial owners complied with all applicable
Section 16(a) filing requirements.

                              STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be included in the proxy statement for the 2001 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 27, 2000. In addition, notice of any proposal to be made at that meeting must be received by the Company no later than February 26, 2001.

                                     GENERAL

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 29, 2000, as filed with the SEC, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 25, 2000

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    J. W. Fenton, Jr., Secretary

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                             (Logo)
                 National Computer Systems, Inc.
11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440

The undersigned hereby appoints Russell A. Gullotti and J. W. Fenton, Jr., and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Hotel Sofitel, 5601 West 78th Street, Bloomington, Minnesota, on May 25, 2000, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

1. ELECTION OF DIRECTORS
   O FOR all nominees listed below          O WITHHOLD AUTHORITY
     (Except as marked to the                 to vote for all nominees
     contrary below)                          listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

   O William J. Cadogan         O Russell A. Gullotti        O Stephen G. Shank
   O David C. Cox               O Jean B. Keffeler           O John E. Steuri
   O Delores M. Etter           O John J. Rando

2. APPOINTMENT OF AUDITORS - Ernst & Young
   O    FOR                     O AGAINST                    O    ABSTAIN

3. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.


Stockholder and shares of record covered by this proxy are shown on reverse side.

PLEASE DATE AND SIGN exactly as name appears below indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.



DATED___________________________, 2000


     _______________________________
             (Signature)

     _______________________________
      (Signature, if held jointly)



                       PLEASE NOTE THE ABOVE SIGNATURE BOX

                           RETURN IN ENVELOPE PROVIDED